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                                                                  EXHIBIT (d)(3)


                         [LETTERHEAD OF OMNICARE, INC.]


January 5, 2003

NCS HealthCare, Inc.
3201 Enterprise Parkway
Suite 220
Beachwood, Ohio 44122
Attention:  Jon H. Outcalt

Dear Mr. Outcalt:

         Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 17, 2002, by and among Omnicare, Inc. ("Parent"), NCS Acquisition Corp., a wholly owned subsidiary of Omnicare ("Sub"), and NCS HealthCare, Inc. (the "Company"), which provides, among other things, that Parent and Sub will acquire each outstanding share of Class A common stock, par value $0.01 per share (the "Company Class A Common Stock") and Class B common stock, par value $0.01 per share (the "Company Class B Common Stock" and together with the Company Class A Common Stock, the "Company Common Stock") at a purchase price of $5.50 per share of Company Common Stock, net to the seller in cash, without any interest thereon (such purchase price, the "Offer Price"), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined herein, shall have the meaning set forth in the Merger Agreement.

         On January 2, 2003, the Court of Chancery of the State of Delaware (the "Chancery Court") issued an order (the "Order") (i) temporarily restraining and enjoining Parent and Sub from paying $13,500,000 (the "Escrow Fund") of the aggregate amount payable to stockholders of the Company pursuant to the Merger Agreement to such stockholders, (ii) providing that the Escrow Fund shall be withheld by proration among all shares of Company Common Stock acquired by Parent and Sub in the Offer and the Merger and (iii) requiring that Parent and Sub deposit the Escrow Fund in an interest bearing escrow account within three
(3) business days following the closing of the Offer pending further order of the Chancery Court (the "Fee Application Order") with respect to a request of certain stockholders of the Company (the "Stockholder-Plaintiffs") for attorneys' fees and expenses incurred in connection with the Stockholder-Plaintiffs' action against the Company and its directors entitled "In re NCS HealthCare Shareholders Litigation" (C.A. No. 19786).

         In consideration of the mutual agreements and covenants set forth below, Parent, Sub and the Company hereby agree as follows:

            1. Parent and Sub shall deposit the $13,500,000 Escrow Fund into an interest-bearing escrow account (the "Escrow Account"), as required by the Order.

            2. Subject to approval of the Chancery Court, Parent shall contribute $4,500,000 (the "Parent Contribution") of the aggregate amount required by the Order to be deposited into the Escrow Fund. The balance of the Escrow Fund, $9,000,000, shall




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Board of Directors
NCS HealthCare, Inc.
January 5, 2003
Page 2


         be withheld by proration among the shares of Company Common Stock (including Company Options) to be acquired by Parent and Sub in the Offer and the Merger, as required by the Order.

            3. If any amount of the Escrow Fund remains in the Escrow Account after payment of (a) the Stockholder-Plaintiffs' attorneys' fees and expenses in accordance with the Fee Application Order or any appeal therefrom and (b) any fees and expenses incurred in connection with the establishment of the Escrow Fund, such excess amount shall be distributed as follows: (a) any amount in excess of $11,000,000 shall be distributed to Parent and (b) after distribution to Parent in accordance with clause (a), if applicable, (i) 81.82% of any remaining amount shall be distributed pro rata among all shares of Company Common Stock (including Company Options) acquired by Parent and Sub in the Offer and the Merger and (ii) 18.18% of any remaining amount shall be distributed to Parent subject to reasonable rounding.

            4. The Company acknowledges and agrees that (a) the deposit by Parent and Sub of the Escrow Fund into the Escrow Account, (b) withholding by proration among shares of Company Common Stock (including Company Options) the portion of the Escrow Fund to be deposited into the Escrow Account, as described in Paragraph 2 of this Letter Agreement, and (c) Parent's and Sub's compliance with the provisions of this Letter Agreement, do not violate the terms and provisions of the Merger Agreement, which remains in full force and effect, or in any way constitute a reduction in the purchase price of $5.50 per share of Company Common Stock being paid by Parent and Sub in the Offer and the Merger.

            5. As promptly as practicable after the date hereof, Parent and Sub shall amend the Schedule TO and the Company shall amend the Schedule 14D-9 to reflect the terms and provisions of this Letter Agreement. The amendment to the Company's Schedule 14D-9 shall include, among other things, the Recommendations and a statement that all of the Company's directors and executive officers intend to tender their shares of Company Stock into the Offer.

            6. Parent and the Company shall use commercially reasonable efforts to challenge the Stockholder-Plaintiffs' fee application to seek to reduce the amount of the fees and expenses to be awarded to the Stockholder-Plaintiffs' attorneys to a reasonable amount. Parent and Purchaser have been advised by the Company that Boake A. Sells and Richard L. Osborne also will challenge the Stockholder-Plaintiffs' fee application and seek to reduce the amount of the Stockholder-Plaintiffs' attorneys' fees and expenses. Parent, Purchaser and the Company shall reasonably cooperate in good faith with Messrs. Sells and Osborne in connection with the foregoing; provided, however, neither Parent, Purchaser nor the Company shall be responsible for any fees and expenses (including attorneys' fees) incurred by either or both of Messrs. Sells and Osborne in connection with the foregoing.

            7. This Letter Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the laws of any jurisdiction other than the State of Delaware. All actions and




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Board of Directors
NCS HealthCare, Inc.
January 5, 2003
Page 3



         proceedings arising out of or relating to this Letter Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

            8. This Letter Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Letter Agreement. In addition, any change to Paragraph 1, 2 or 3 of this Letter Agreement will require the consent of Messrs. Sells and Osborne (whether or not they are directors of the Company).

            9. Nothing in this Letter Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries, except for the provisions of Paragraph 8 as they relate to Messrs. Sells and Osborne.

            10. This Letter Agreement may be executed in counterparts, which together shall constitute one and the same Letter Agreement. The parties to this Letter Agreement may execute more than one copy of this Letter Agreement, each of which shall constitute an original.




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Board of Directors
NCS HealthCare, Inc.
January 5, 2003
Page 4



         If the foregoing accurately reflects the agreement among Parent, Sub and the Company with respect to the foregoing, please countersign this letter in the space indicated below and return a copy to Omnicare by facsimile (859-392-3360) and Mort Pierce (212-259-6333), whereupon this letter shall constitute a binding agreement among Parent, Sub and the Company.


                                       Sincerely,


                                       OMNICARE, INC.


                                       By:  /s/ Joel F. Gemunder
                                           -------------------------------------
                                           Joel F. Gemunder
                                           President and Chief Executive Officer



                                       NCS ACQUISITION CORP.


                                       By: /s/ David W. Froesel, Jr.
                                           -------------------------------------
                                           David W. Froesel, Jr.
                                           Chief Financial Officer


Agreed to and accepted
as of the date first set forth above:

NCS HEALTHCARE, INC.


By:  /s/ Jon H. Outcalt
    -----------------------------------
    Name:  Jon H. Outcalt
    Title: Chairman


Copies to: H. Jeffrey Schwartz
             (Benesch, Friedlander, Coplan & Aronoff, LLP)
           Robert B. Pincus
             (Skadden, Arps, Slate, Meagher & Flom LLP
           Morton A. Pierce
             (Dewey Ballantine LLP)